Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2013	Income	Shares		Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)		Amount
Basic EPS:
Net income available to common shareholders	$27,122	55,609		$0.49

Effect of dilutive securities:
Stock compensation plans	—	1,007

Diluted EPS:
Net income available to common stockholders	$27,122	56,616	—	$0.48

Second Quarter 2012	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$288	54,846	$0.01

Effect of dilutive securities:
Stock compensation plans	—	835

Diluted EPS:
Net income available to common stockholders	$288	55,681	$0.01

Six Months ended June 30, 2013	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$49,427	55,490	$0.89
Net loss from discontinued operations	(997)	55,490	(0.02)
Net income available to common stockholders	$48,430	55,490	$0.87

Effect of dilutive securities:
Stock compensation plans	—	1,040

Diluted EPS:
Net income from continuing operations	$49,427	56,530	$0.88
Net loss from discontinued operations	(997)	56,530	(0.02)
Net income available to common stockholders	$48,430	56,530	$0.86

Six Months ended June 30, 2012	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$18,381	54,752	$0.34

Effect of dilutive securities:
Stock compensation plans	—	890

Diluted EPS:
Net income available to common stockholders	$18,381	55,642	$0.33